BAZAARVOICE, INC.

SECOND AMENDMENT TO
OFFER LETTER

September 12, 2016

This SECOND Amendment to Offer Letter (this “Amendment”) amends the Offer Letter, dated as of April 25, 2013, as amended by that certain First Amendment to Offer Letter dated as of June 8, 2016 (together, the “Offer Letter”), by and between Bazaarvoice, Inc., a Delaware corporation (the “Company”), and Gene Austin (the “Executive”), and is made and entered into as of the date first set forth above, by and between the Company and the Executive. Capitalized terms not defined herein shall have the meanings given to them in the Offer Letter.
RECITALS
A.     The Company and the Executive previously entered into the Offer Letter in connection with the initial employment of the Executive.
B.    The Company and the Executive desire to amend the Offer Letter to provide certain additional severance benefits to the Executive as set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Termination Without Cause. Section 1(a)(ii) of Exhibit A to the Offer Letter will be amended and restated in its entirety to read as follows:
“(ii)     if the Company terminates your employment without Cause, or if you resign for Good Reason, then, in addition to the benefits described in Section 1(a)(i) above, subject to the limitations of Section 1(b) and Section 2 of this Exhibit A, you shall be entitled to receive a severance package equal to: (a) severance payments in an aggregate amount equal to twelve (12) months of your then-current Base Salary, to be paid in twelve (12) equal monthly installments beginning on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; (b) 100% of your then-current target annual bonus assuming 100% achievement of plan, to be paid on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; and (c) payment by Company of the premiums required to continue your group health care coverage for a period of twelve (12) months following your termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become eligible for health coverage through another employer during this period.”
2.Termination Upon Change of Control. Section 1(a)(iii) of Exhibit A to the Offer Letter will be amended and restated in its entirety to read as follows:
“(ii)     in the event of a Termination Upon Change of Control, then, in addition to the benefits described in Section 1(a)(i) above, subject to the limitations of Section 1(b) and Section 2 of this Exhibit A, you shall be entitled to receive a severance package equal to: (a) severance payments in an aggregate amount equal to twelve (12) months of your then-current Base Salary, to be paid in twelve (12) equal monthly installments beginning on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; (b) 100% of your then-current target annual bonus assuming 100% achievement of plan, to be paid on the Company’s first regular payroll date falling at least eight (8) days after the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding; and (c) payment by Company of the premiums required to continue your group health care coverage for a period of twelve (12) months following your termination, under the applicable provisions of COBRA, provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become eligible for health coverage through another employer during this period.”
3.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
4.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
5.Continuing Effect. Except to the extent expressly set forth in this Amendment, all of the terms and conditions of the Offer Letter shall continue and remain in full force and effect. Each reference to the Offer Letter shall be deemed a reference to the Offer Letter as amended hereby.
6.Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Second Amendment to Offer Letter as of the date first written above.

COMPANY

BAZAARVOICE, INC.

By: /s/ Ryan Robinson
Name: Ryan Robinson
Title: Chief People Officer

EXECUTIVE

/s/ Gene Austin

Gene Austin